Exhibit 99.4

August 11, 2013

Board of Directors

Dole Food Company, Inc.

One Dole Drive

Westlake Village, CA 91362

c/o Corporate Secretary

Re:	Acquisition of Dole Food Company, Inc.

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among DFC Holdings, LLC (“Parent”), DFC Merger Corp., a wholly owned subsidiary of Parent (“Purchaser”), David H. Murdock (“Investor”), and Dole Food Company, Inc. (the “Company”), pursuant to which, subject to the terms and conditions thereof, Purchaser will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). Capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the Merger Agreement. This side letter (this “Side Letter”) is being delivered to the Company in connection with the execution of the Merger Agreement.

1. Agreement to Provide Additional Equity. In the event that the aggregate proceeds of the Debt Financing and the Equity Financing, together with the unrestricted cash of the Company at the Closing, are insufficient to fund when due, in accordance with the terms and conditions of the Merger Agreement, the payment of (i) the aggregate Merger Consideration, (ii) cash amounts payable to the holders of Company Options, (iii) all fees and expenses to refinance certain existing indebtedness of the Company, and (iv) any other amounts required to be paid in connection with the consummation of the transactions contemplated by the Merger Agreement, the Investor agrees to directly or indirectly contribute to Parent, within two Business Days of written notice by the Company, equity in an amount not to exceed $50,000,000.

2. Governing Law and Jurisdiction. This Side Letter shall be interpreted, governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if said court lacks jurisdiction over the matter, the Federal courts of the United States of America located in the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

DAVID H. MURDOCK

/s/ David H. Murdock

Accepted and Acknowledged:

DOLE FOOD COMPANY, INC.

By:	/s/ Charles M. Carter
	Name:	Charles M. Carter
	Title:	President & COO